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                                                                    Exhibit 23.5

                        Consent of Independent Auditors



We consent to the incorporation by reference in the Registration Statement (Form S-4 No. 333-00000) of PLATINUM technology International, inc. for the registration of 2,160 shares of its common stock of our report dated February 10, 1998, except for Note 14, as to which the date is March 14, 1998, with respect to the consolidated financial statements of Logic Works, Inc. for the three years ended December 31, 1997 included in the Registration Statement (Form S-4 No. 333-71637) and related proxy statement/prospectus of PLATINUM technology International, inc., filed with the Securities and Exchange Commission on February 2, 1999.



                                            /s/ Ernst & Young LLP


Princeton, New Jersey
March 25, 1999